Exhibit 99.1

Paradise, Inc. Announces Agreement to Sell Its Fruit Business

PLANT CITY, Fla., April 16, 2019 /PRNewswire -- Paradise, Inc. (OTCPink: PARF) (“we,” “our,” or “the Company”) has entered into a definitive agreement to sell (the “Transaction”) to a subsidiary of Seneca Foods Corporation (“Seneca”), substantially all of its assets engaged in the production, manufacture, sale and distribution of glacé fruit product (the “Fruit Business”). The Transaction was unanimously approved by our board of directors and is part of our plan to eventually sell all of our assets.

The Transaction will close on satisfaction or waiver of closing conditions set forth in the purchase agreement, principally approval by our shareholders. We will call and hold a shareholders’ meeting seeking to obtain this approval. Certain of our officers, directors, and major shareholders, who collectively hold approximately 39.7% of the issued and outstanding shares of our common stock, have entered into a voting agreement with Seneca, agreeing to vote their shares for the Transaction.

The Transaction follows an extended process in which our board of directors explored the sale of the Company to a broad range of potential buyers and other strategic alternatives with the advice and assistance of its investment banker, Hyde Park Capital. Randy S. Gordon, the Company’s CEO, stated: “After exploration of a range of strategic alternatives, the Board determined that this all-cash transaction and the sale of our other assets offers the best opportunity for return for Paradise, Inc. and its shareholders.”

The purchase agreement contemplates that the Company will enter into a co-pack agreement with Seneca, pursuant to which it will process, manufacture and package the products of the Fruit Business for Seneca for the 2019 season. Seneca will make weekly payments to us based on an agreed upon budget, with a true-up payment by or to us to be made at the end of the season.

The Company’s board of directors unanimously adopted a Plan of Liquidation and Dissolution (the “Wind-Down Plan”), which contemplates the eventual sale of our remaining assets, including our plastics division and real property located in Plant City, Florida, and a wind down of our business affairs. Following closing of the Transaction and payment of outstanding liabilities, along with other actions specified in the Wind-Down Plan, including reserving for contingent liabilities, we intend to distribute net proceeds from the Transaction and Wind-Down Plan to our shareholders in one or more distribution installments. The Wind-Down Plan is subject to completion of the Transaction and shareholder approval.

Further details on the Transaction and the Wind-Down Plan are contained in the Company’s current report on Form 8-K filed on or about the date of this press release. More information regarding the Transaction and the Wind-Down Plan will be included in a proxy statement that we intend to file with the Securities and Exchange Commission (“SEC”) and distribute to shareholders. Our proxy statement will include information regarding the timing of the shareholders’ meeting to consider approval of the Transaction and the Wind-Down Plan.

About Paradise, Inc.

We are primarily engaged in producing, packing and distributing candied fruit to manufacturing bakers, institutions and retailers for use in home baking, as well as in the production of plastic containers for its own products and molded plastics for sale to unaffiliated customers.

Important Information for Shareholders

Communications in this press release do not constitute a solicitation of any vote or approval. In connection with the Transaction and the Wind-Down Plan, the Company will be filing documents with the SEC, including a proxy statement.  Before making any voting decision, Company shareholders are urged to read carefully the proxy statement and any other relevant documents filed by the Company with the SEC when they become available because they will contain important information about the Transaction and the Wind-Down Plan.  You may obtain copies of all documents we file with the SEC, free of charge, at the SEC’s website (www.sec.gov), on the Company’s website (www.paradisefruitco.com) under “Investors”, or by sending a written request to the Company at Paradise, Inc., 1200 W. Dr. Martin Luther King, Jr. Blvd., Plant City, Florida 33563, Attn: Jack Laskowitz.

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Transaction and the Wind-Down Plan.  You can find information about the Company’s directors and executive officers in the Company’s annual report on Form 10-K for the year ended December 31, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from the Company using the contact information above.

Forward-Looking Statements

The statements in this press release that are not historical, including without limitation statements regarding the Company’s beliefs, expectations, prospects, strategic plans and statements regarding the sale of the Fruit Business or other future transactions, constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact should be considered “forward-looking statements” for these purposes. In some cases, forward-looking statements can be identified by the use of such terminology as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continues,” or the negative thereof or other similar words. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations or any of our forward-looking statements will prove to be correct.

Examples of forward-looking statements include, but are not limited to, those regarding the completion of the Transaction and the Company’s Wind-Down Plan. Forward-looking statements are subject to inherent risks and uncertainties, and actual results and developments may be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ from those expressed or implied by the forward-looking statements include the possibility that the Transaction will not close, including without limitation as a result of the failure to satisfy the closing conditions, including failure of the Company to obtain the required shareholder approval; that disruption from the pending sale and dissolution may make it more difficult to maintain business and operational relationships for the Company; that the Company may not obtain shareholder approval of the Wind-Down Plan or otherwise not be successful in its attempt to sell the assets related to its plastics division and its real property located in Plant City, Florida on favorable terms; and that the other anticipated benefits from the Transaction or the Wind-Down Plan will not be realized.

Further information on risks we face is contained in our filings with the SEC, including our Form 10-K for the fiscal year ended December 31, 2018, and will be contained in our SEC filings in connection with the Transaction and the Wind-Down Plan. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.